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Exhibit 99(e)(4)

[LOWRANCE ELECTRONICS, INC. LETTERHEAD]

January 4, 2006

Simrad Yachting AS
Birger Jarlsgatan 14
114 34 Stockholm
Sweden
Attn: Mr. Hugo Maurstad

Gentlemen:

        In connection with your consideration of a possible negotiated Transaction (as defined below) involving you or one or more of your affiliates and Lowrance Electronics, Inc. (the "Company"), the Company and its advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature ("Evaluation Material"). "Transaction" shall mean a joint venture, merger, consolidation, share exchange, purchase of substantially all of the stock or assets, or other business combination of any nature whatsoever between the Company and you or one or more of your affiliates. The term "person" as used throughout this Agreement will be interpreted broadly to include, without limitation, any corporation, company, trust, limited liability company, partnership, governmental entity or individual.

        By execution of this letter agreement (this "Agreement"), you agree to treat all Evaluation Material confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, "Evaluation Material" shall include all information, regardless of the form in which it is communicated or maintained (whether prepared by the Company or otherwise) that contains or otherwise reflects non-public, confidential or proprietary information concerning the Company or its subsidiaries that you or your Representatives (as defined below) may be provided by or on behalf of the Company or its advisors, agents or representatives. The term "Evaluation Material" shall also include all reports, analyses, notes or other information, regardless of the form in which communicated or maintained, that are based on, contain or reflect any Evaluation Material ("Notes"). The term "Evaluation Material" shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement, (ii) was available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known to you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives, provided that the source of such information was not known to you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its affiliates with respect to such material.

        You agree that you will not use the Evaluation Material for any purpose other than evaluating and pursuing a Transaction. You agree not to disclose or allow disclosure to others of any Evaluation Material, except that you may disclose Evaluation Material to your directors, officers, employees, partners, affiliates, agents, advisors or representatives (including, without limitation, financial advisors, attorneys, accountants and potential debt and equity funding sources) (hereinafter, "Representatives") to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence or otherwise to assist you in obtaining funding for a Transaction; provided, however, that you shall require each such Representative to agree to comply with the terms of this Agreement to the same extent as if they were parties hereto and you shall be responsible for any breach of this Agreement by any of your Representatives.

        You acknowledge the importance to the Company that your review of the Evaluation Material and the Transaction be conducted confidentially. Accordingly, neither you nor any of your Representatives shall be permitted to visit any of the Company's facilities or contact any of the Company's customers or employees (other than those members of senior management previously approved by Darrell Lowrance) without Darrell Lowrance's prior written consent. You agree to conduct as much of your due diligence as is reasonable in locations other than the Company's facilities.

        In addition, each party hereto agrees that it will not, except for any such disclosure required to avoid a violation of applicable law, regulation or order (collectively "Laws"), make any disclosure that it is having or has had discussions concerning a Transaction, that it has given or received Evaluation Material or that the parties are considering a Transaction.

        You agree that for a period of two years from the date of the signing of this Agreement you and your affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction: (i) employ or solicit for employment any employee of the Company, (ii) advise or encourage any employee to terminate his employment by the Company, (iii) interfere or attempt to interfere with the employment or other contractual relationship between the Company and any employee, (iv) advise, encourage or cause any customer to reduce its business or terminate its relationship with the Company, or (v) interfere or attempt to interfere with the business of the Company or any relationship between the Company and any customer; provided, that nothing in this paragraph shall prevent you from soliciting or conducting business with any customers identified by you through sources other than the Evaluation Material. A general media solicitation or advertisement for employment shall not be deemed solicitation prohibited by this paragraph. For purposes of this paragraph, "employee" and "customer" shall, respectively, mean an employee or customer of the Company or any of its subsidiaries.

        You understand and agree that neither the Company nor any of its affiliates, agents, advisors or representatives (i) has made or makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material, or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

        In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will if legally permitted give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement, and you will cooperate (at the Company's expense) with the Company in any effort to obtain such protective order. If, in the absence of a protective order or the receipt of a waiver from the Company after a request is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto); you are legally required to disclose Evaluation Material to avoid violating any applicable Law; you may disclose that portion of the Evaluation Material required to be disclosed without liability hereunder.

        If you decide that you do not wish to proceed with a Transaction, you will promptly notify the Company of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will promptly redeliver to us all copies of the Evaluation Material or destroy all Evaluation Material and deliver to the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this sentence have been satisfied in full; provided that you may retain one copy of all Evaluation Material for use solely in connection with any future disputes hereunder. Notwithstanding the return, destruction or retention of

Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

        You hereby acknowledge that you and your Representatives are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible Transaction involving the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. You agree that from the date you receive the Evaluation Material you will not purchase or sell, and will implement procedures designed to ensure that you and your affiliates and Representatives will not purchase or sell, any securities of the Company in violation of United States securities laws.

        You understand and agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Evaluation Material and to terminate discussions and negotiations at any time. The exercise by the Company of these rights shall not affect the enforceability of any provision of this Agreement. You understand and agree that (i) the Company shall conduct the process for a possible Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, and (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion. You agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction except in the case of this Agreement for the matters specifically agreed to herein.

        You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your commercially reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that any party or its Representatives have breached this letter agreement, such party shall be liable and pay to the non-breaching party the reasonable legal fees incurred by the non-breaching party in connection with such litigation, including any appeal therefrom.

        The Company reserves the right to assign its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce the terms of this Agreement) to any person who consummates a Transaction.

        All modifications of, waivers of and amendments to this Agreement or any part hereof must be in a writing signed on behalf of you and the Company.

        It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

        Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in Delaware, over any suit, action or proceeding arising out of or relating to this letter. Each party hereby agrees that service of any process, summons, notice or document by U.S. certified or registered mail addressed to it, return receipt requested, shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

        In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        Each party understands and agrees that this Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings with respect thereto.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

        This agreement will expire on the second anniversary hereof.

******************************

        If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,
Lowrance Electronics, Inc.
By:	/s/ Darrell J. Lowrance Darrell J. Lowrance President and Chief Executive Officer

Agreed and Accepted:

Simrad Yachting AS

By:	/s/ Hugo Maurstad
Name:	Hugo Maurstad
Title:	Chairman of the Board
Date:	6/1/2006

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[LOWRANCE ELECTRONICS, INC. LETTERHEAD]